RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Leon Kopyt
Pennsauken, NJ 08109	info@rcmt.com	Chairman, President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM Technologies, Inc. Declares One-Time Special Cash Dividend of $1.00 Per Share

Pennsauken, NJ – December 4, 2012 -- RCM Technologies, Inc. (NASD: RCMT) today announced that its Board of Directors declared a one-time special cash dividend (the “Dividend”) of $1.00 per share, payable on December 27, 2012 to stockholders of record at the close of business on December 20, 2012.

Leon Kopyt, Chairman, President and CEO of RCM Technologies, Inc. commented: “We are pleased to declare this special dividend to our stockholders. This dividend in conjunction with our stock repurchase program reflects our strong capital position and demonstrates our continuing commitment to focus on building stockholder value.”

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors. RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America and Europe. Additional information can be found at www.rcmt.com.